                                                                    Exhibit 12.1

ALCAN ALUMINIUM LIMITED
COMPUTATION OF EARNINGS TO FIXED CHARGES
CANADIAN GAAP
(IN MILLIONS OF US DOLLARS)

                                                            Q1             Year       Year      Year         Year      Year
                                                           1999            1998       1997      1996         1995      1994
                                                           ----            ----       ----      ----         ----      ----
CONSOLIDATED NET INCOME (LOSS) BEFORE
EXTRAORDINARY ITEM                                           38            399        468       410           543       96
Less:    Equity income of less than 50%
         owned companies                                     (2)           (48)       (33)      (10)           (3)     (34)
Plus:    Dividends received from less than
         50% owned companies                                  0              5          6        11             9       21
Plus:    Minority interest of subsidiaries that
         have fixed charges                                   2             (4)         4         1            (4)       3

Subtotal                                                     42             448       511       432           551      154

Fixed Charges:
Amount representative of interest factor in
 rentals                                                      4              28        23        27            31       31
Amount representative of interest factor in
 rentals, 50% owned companies                                 0               0         0         0             0        0
Interest expense - net                                       22              92       101       125           204      219
Interest expense, 50% owned companies                         0               0         0         0             0        1
Capitalized interest                                         10              15         2         0             2       16
Capitalized interest, 50% owned companies                     0               0         0         0             0        0

TOTAL FIXED CHARGES                               [A]        36             135       126       152           237      267

Less:    Capitalized interest                                10              15         2         0             2       16
Fixed charges added to income/(loss)                         26             120       124       152           235      251
Plus:    Amortization of capitalized interest                 4              15        16        20            21       18
Income taxes                                                 34             210       248       212           326      112

EARNINGS BEFORE FIXED CHARGES AND INCOME
  TAXES                                           [B]       106             793       899       816         1,133      535

RATIO OF EARNINGS TO FIXED CHARGES            {[B]/[A]}    2.94            5.87      7.13      5.37          4.78     2.00